                                                                  EXHIBIT 4 (D1)
                                GDC Group, Inc.
                        1580 Lincoln Street, Suite 1125
                            Denver, Colorado 80203



                                         December 17, 1996



Herbard Limited
P.O. Box 438
Tropic Isle Building
Road Town, Tortola BVI


               Re:  Loan to GDC Group, Inc.
                    -----------------------

Gentlemen:


         This letter agreement (the "Agreement") will confirm our understanding and agreement with respect to the loan (the "Loan") in the principal amount of Two Million Dollars ($2,000,000) to be made by you (the "Lender") to the undersigned, GDC Group, Inc., a Colorado corporation (the "Company"), and is entered into in order to induce you to make the Loan. In consideration therefor, we agree as follows:

         1. The Loan will be evidenced by three promissory notes of the Company, dated the date hereof (the "Notes") payable to the order of the Lender, in the aggregate principal amount of $2,0000,000, bearing interest at fourteen (14%) percent per annum. The Notes will be comprised of (i) a note in the principal amount of $500,000 due on April 1, 1997 (the "April Note"), (ii) a
note in the principal amount of $500,000 due on July 1, 1997 (the "July Note") and (iii) a note in the principal amount of $1,000,000 due on December 15, 1997 (the "December Note"). The maturity date of a Note is referred to herein as the "Maturity Date." Accrued interest on the Notes shall be payable (i) on April 1, 1997 for the April Note, (ii) on April 1, 1997 and July 1, 1997 for the July Note, and (iii) on April 1, 1997, July 1, 1997, October 1, 1997 and December 15, 1997 for the December Note. In addition, a default on the payment of interest or principal on any Note shall be deemed an Event of Default on the other Notes, resulting in an acceleration of the Maturity Date of the other Notes; provided, however, that such a default under the April Note shall not be deemed an Event of Default of
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the other Notes unless the full amount due under the April Note (including principal, interest and applicable late charges) is not paid in full on or before July 1, 1997. Following an Event of Default on a Note resulting in the acceleration of the Maturity Date thereof, interest on such Note shall accrue at the rate of eighteen (18%) percent per annum until paid in full.

         2. The Loan will be disbursed in immediately available funds by wire transfer to the Company at the account(s) specified in writing by the Company or its attorneys, less Lender's fees and costs as provided herein.

         3. (a) In consideration for and as a condition to the Lender making the Loan hereunder, the Company agrees to issue to the Lender at the closing of the Loan, (i) a loan origination fee in the amount of $100,000 and (ii) Series AA Warrants to acquire 500,000 shares of the Company's Common Stock at an exercise price of $2.25 per share. In addition, the Company shall reimburse the Lender for all reasonable expenses incurred in making the loan hereunder, including reasonable attorney's fees. The cash amounts payable to the Lender under this subparagraph (a) may be deducted from the Loan proceeds disbursed to the Company under Section 2 above; provided, however, that the Lender shall advise the Company of the estimated amount of expenses prior to the funding of the Loan.

              (b) In the event the Company shall fail to pay a Note in full on or before the date set forth below, the Company shall immediately pay to the Lender the following late payment fee as reasonable compensation to Lender for the Company's default and losses incurred by the Lender as a result thereof:

Note                 Due Date       Late Payment Fee
---------------  -----------------  ----------------
April Note       April 1, 1997           $150,000
July Note        July 1, 1997            $100,000
December Note    December 15, 1997       $ 75,000

         4. In the event a Note is not repaid in full on or before the Maturity Date thereof (as such date may be accelerated upon an Event of Default), the Lender shall have the right to convert any or all of the outstanding principal balance of such Note as well as any accrued interest into common stock of the Company ("Common Stock"). Such conversion, which shall be in lieu of the Lender's right to seek repayment of any amount converted, shall be at a conversion price equal to forty percent (40%) of the average of the Market Prices (as hereinafter defined) of the Common Stock during the thirty
(30) business days immediately preceding the date of Lender's written notice to the Company exercising its conversion option hereunder; provided,

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however, that in no event may the conversion price be less than $1.00 per share.

              As used herein, the market price per share ("Market Price") at any date shall be the price of the Common Stock on such date which shall be:

              (a) if the principal trading market for the Common Stock is NASDAQ NMS, NASDAQ Small Cap, OTC Bulletin Board, or a national securities exchange or admitted to unlisted trading privileges on such exchange, the last reported sale price (or closing price if there is no last reported sale price) of the Common Stock on such market or exchange on the measuring date; or

              (b) if the Common Stock is not quoted on any of the foregoing markets or exchanges (or admitted to unlisted trading privileges), or if there is no reported last sale price or closing price of the Common Stock on such market or exchange on the applicable measuring date, the high closing bid as reported on the "pink sheets" by the National Daily Quotation Bureau, Inc., or, if unavailable, the most recent last sale price, closing price, or high bid price, as the case may be, available prior to the measuring date.

         5. The Loan shall be partially secured by a Security Agreement of even date herewith pursuant to which the Company will pledge all of its ownership interests in and to Walsh Remedial Construction Services, L.L.C. ("WRCS").

         6. The Lender shall have no obligation to make the Loan unless and until the following conditions precedent have been satisfied in the sole judgment of the Lender:

              a. The Notes shall have been executed and delivered and all other legal matters related to the Loan have been satisfied;

              b. All legal matters relating to the Loan shall be reasonably satisfactory to counsel for the Lender.

              c. A loan to the Company in the principal amount of $1,000,000 from Mr. Paul Garrett (the "Other Loan") shall have been funded prior to or concurrently with the Loan.

         7.   Representations, Warranties, and Covenants of the Company.  The
              ---------------------------------------------------------
Company represents, warrants, and covenants to the Lender as follows:

              (a) The Agreement and the Notes have been duly executed by it, have been duly authorized by all necessary corporate action on the part of the Company, constitute the valid

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and legally binding obligations of the Company, enforceable in accordance with their terms, and do not violate any of the terms of the Company's articles of incorporation or by-laws, and the execution, delivery and performance of the Agreement and the Notes do not and will not breach or result in a default under any agreement, note, indenture or instrument to which the Company is a party.

              (b) The Company shall make a mandatory prepayment of all outstanding principal and accrued interest on the Loan in the event the Company closes (i) a public offering (other than pursuant to a Registration Statement on Forms S-4 or S-8) under the Securities Act of 1933, as amended, or (ii) a bridge financing in contemplation of a public offering, or (iii) a refinancing of the Loan and/or the Other Loan incurred in connection with the Company's acquisition of WRCS, or (iv) a financing other than an account receivable or equipment financing; provided, however, that if the net proceeds of any such offering or financing is less than the total outstanding balance due to the Lenders, the amount of the prepayment shall be equal to the net proceeds of the offering or financing. The Company shall give to the Lender prompt notice of the closing of a transaction described herein and the prepayment obligation shall be due as soon as practicable following the closing but in no event more than ten days following such closing. The payment shall be accompanied by the Company's written calculation of the amount payable to the Lender hereunder.

              (c) The Company shall make a mandatory repayment(s) of outstanding principal and accrued interest on the Loan from the proceeds of account receivable financings of WRCS. The amount of the mandatory repayment(s) shall be an amount equal to the net proceeds from such financings. The Company shall give to the Lender prompt notice of the closing of a transaction described herein and the prepayment obligation shall be due as soon as practicable following the closing but in no event more than ten days following such closing.

              (d) On or before the 10th day of each month commencing in February 1997, the Company shall deliver to the Lender a management prepared profit and loss statement for the prior month together with a projected cash flow report for the current month. Based on the projected cash flow report, the Company shall make a good faith determination of whether it has "excess" cash flow (based upon its then current cash position and anticipated expenses, including commercially reasonable cash reserves) during the month of the report. Together with its delivery of the statement and report, the Company shall make a mandatory prepayment to the Lender of outstanding principal and accrued interest on the Loan in an amount equal to the "excess" cash flow.

              (e) The Company agrees to acquire as soon as practicable after the funding of the Loan, and maintain for so long as the Loan is outstanding, key man life insurance policies on the lives of Harry Conger and James Muzzy, both in the amount of $1.0 million. In the event of the death of either or both of Messrs. Conger and Muzzy, the death benefits received by the Company pursuant to such policies shall promptly be used to repay the outstanding balance of the Loan. The insurance policy to be acquired hereunder shall be a separate and distinct policy from any other insurance policy on the life of Mr. Conger or Mr. Muzzy.

              (f) The Company and the Lender acknowledge and agree that any and all pre-payments made hereunder shall be made on a pro-rata basis with the
Other Loan. The Company shall not make any payments under the Other Loan unless it makes a proportionate payment under the Loan hereunder concurrently therewith.

              (g) The Company will use the net proceeds of the Loan and the Other Loan solely for purpose of acquiring 100% of the ownership interests in WRCS, for paying current obligations of WRCS, and for related WRCS equipment purchases and transaction costs and expenses.

              (h) Without the prior written consent of the Lender (which consent may be given or withheld in the Lender's sole discretion), the Company shall not (i) admit any new members of WRCS or allow any material amendment, modification, restatement or alteration of the Operating Agreement of WRCS, (ii) mortgage, encumber, pledge, sell, hypothecate or otherwise transfer or dispose all or any substantial portion of the assets of the Company or all or any part of the Company's ownership interest in WRCS, (iii) terminate or dissolve the Company, (iv) make any distributions of any kind, including but not limited to capital or profits, to the members of WRCS (other than for the purpose of making payments on the Loan pursuant to this Agreement and the Notes) , (v) merge with or combine with any other entity, or (vi) incur or cause WRCS to incur any debts except in the ordinary course of business;

              (i) The Company will provide the Lender with management prepared quarterly financial statements of the Company within 45 days of the end of each fiscal quarter, 90 days in the case of the fourth fiscal quarter. In addition, the Company shall provide the Lender all information reasonably requested regarding the Company and provide the Lender reasonable access to all the Company's books and records in the event the Lender is contemplating conversion of this Note.

         8.   Representations and Warranties of the Lender.  The Lender
              --------------------------------------------
represents and warrants to the Company as follows:

              (a) The Lender has received, read, and understands the Company's Confidential Private Placement Memorandum dated August 8, 1996, as supplemented on September 25, 1996 and October 28, 1996. Further, the Lender has had such opportunity to ask questions of, and to receive answers from, the Company, or an agent of the Company, concerning the terms and conditions of the investment and the business and affairs of the Company, and to verify such information, as the Lender considers necessary or advisable in order to form a decision concerning an investment in the Company.

              (b) The Notes are being acquired for investment for the Lender's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. The Lender understands that none of the securities of the Company has been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws by reason of the contemplated issuance in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the Lender. The Lender further understands that the Notes may not be transferred or resold without the approval of the Company and its counsel.

              (c) The Lender's principal residence is located in the British Virgin Islands.

              (d) The Lender is able to bear the loss of the entire investment of the Notes without any material adverse effect on the Lender's financial position or prospects, and the Lender has such knowledge and experience of financial and business matters to be capable of evaluating the merits and risks of the investment to be made pursuant to this Agreement.

              (e) The Lender hereby acknowledges its understanding that First Equity Capital Securities, Inc. will receive a commission on this transaction payable by the Company.

              (f) The Lender is (check all that apply):

              ____ (i) A natural person whose individual net worth (assets less liabilities), or joint net worth with his or her spouse, exceeds $1,000,000.

              ____ (ii)    A natural person whose individual income was in
                           excess of $200,000, or
                           whose joint income with his or
                           her spouse was in excess of $300,000, in each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

              ____ (ii)    A bank, insurance company, registered investment
                           company, business development company, small business investment company, or employee benefit plan.

              ____ (iv)    A savings and loan association, credit union, or
                           similar financial institution, or a registered broker or dealer.

              ____ (v)     A private business development
                           company.

              ____ (vi)    An organization described in Section 501(c)(3) of the
                           Internal Revenue Code with assets in excess of $5,000,000.

              ____ (vii)   A corporation, Massachusetts or similar business
                           trust, or partnership with assets in excess of $5,000,000.

              ____ (viii)  A trust with assets in excess of $5,000,000.

              ____ (ix)    A director or an executive officer of
                           the Company.

              ____ (x)     An entity in which all of the equity
                           owners are accredited investors.

              ____ (xi)    A self-directed IRA, Keogh, or similar plan of which
                           the individual directing the investments qualifies as an "accredited investor" under one or more of items
                           (i)-(x), above. Also check which of item(s) (i)-(x) applies to such plan.

              (g) This Agreement has been duly authorized by all necessary action on the part of the Lender, has been duly executed and delivered by the Lender, and is a valid and binding agreement of the Lender.

              (h) The Lender agrees to treat the Memorandum and other information received pursuant to Section 7(a) hereof as confidential material and not to disseminate such information without the permission of the Company.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, may not be amended, modified or waived except in writing, signed by the party against whom such amendment, modification or waiver is sought to be enforced making specific reference to this Agreement, shall be binding upon the Company and inure to the benefit of the Lender and its respective successors, assigns, heirs and legal representatives.

         The provisions of this Agreement are severable and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction.

         Each of the persons signing below represents to the Lender that he has full power and authority to execute and deliver this Letter Agreement and the Notes on behalf of the Company.



                                         Very truly yours,

                                         GDC Group, Inc.



                                         By:___________________________
                                            Harry Conger, President



                                         By:__________________________
                                            James Muzzy, Vice President

Accepted and Agreed:

LENDER:

Herbard Limited


By:__________________________

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